May 7, 1997


              USF&G CORPORATION 1997 ANNUAL MEETING OF SHAREHOLDERS

Dear Investor:

         You have already received a copy of the 1997 Proxy Statement, Annual Report and Proxy Card in connection with USF&G's Annual Meeting to be held on May 21, 1997. I am writing to ask you to vote FOR the adoption of the Stock Incentive Plan of 1997.

         Stock based compensation is and has been an integral component of USF&G's compensation strategy. This strategy has been successful in incentivizing and rewarding management based upon increases in USF&G's stock price. As noted on page 18 of the Proxy Statement, over the past five years USF&G has outperformed the S&P 500 Index, the Standard & Poor's Property/Casualty Insurance Index and the Moody's P&C Insurance Group.

         Additional stock is needed to continue USF&G's stock based compensation programs and we strongly believe that the Plan will ensure that management's interests continue to be aligned with the interests of shareholders. Historically, options granted to management under USF&G's stock compensation plans vest ratably over a three year period, thus encouraging management continuity and linking executive compensation to growth in value of USF&G's stock.

         Mindful of our duty to manage the dilutive impact of any new compensation plan, the Plan has been designed to include a share repurchase feature to offset dilution to existing shareholders. The number of shares issuable under the Plan during its ten (10) year term is limited to 5,000,000 shares, unless shares are repurchased during the term of the Plan.

         The Board of Directors believes that the share repurchase/nondilution feature of the Plan provides a safeguard for existing shareholders. Yet the Plan gives the Board the ability to reward and incent management for superior performance. I trust you will take these positive features into consideration and vote FOR this proposal.

         If you wish to discuss this further, please contact either Larry Walters, Vice President-Investor Relations (410-205-5300), Jack Hoffen, Corporate Secretary (410-205-6329), or me for more information.

                                Very truly yours,


                                /s/DAN L. HALE
                                Dan L. Hale
                                Executive Vice President and
                                Chief Financial Officer